EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

PacWest Bancorp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Depositary Shares of PacWest Bancorp (each representing a 1/40th interest in a share of 7.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A)	Rule 457(r)	(1)	23,000,000	(2)	$25.00	$575,000,000	0.0000927	$53,302.50
	Equity	7.75% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share	Rule 457(r)	(1)	575,000	(2)	(3)	(3)	0.0000927	(3)
Fees Previously Paid	-	-	-		-		-	-	-	-
	Total Offering Amounts									$53,302.50
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$53,302.50

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), PacWest Bancorp initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-253712), filed on March 1, 2021.

(2)	The underwriters may exercise an option to purchase up to an additional 3,000,000 Depositary Shares from us, at the public offering price, less underwriting discounts, for 30 days after the date of this prospectus supplement, solely to cover over-allotments, if any. These Depositary Shares are included here.

(3)	No separate consideration will be payable in respect of shares of 7.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, which are issued in connection with this offering.

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